TIDAL TRUST II 485BPOS

Exhibit 99(a)(xi)(5)

QH-419618 Certificate Of Incorporation I, TASHEKA EBANKS Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by Return Stacked RSSX Cayman Subsidiary an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 10th day of March Two Thousand Twenty-Five Given under my hand and Seal at George Town in the Island of Grand Cayman this 10th day of March Two Thousand Twenty-Five Assistant Registrar of Companies, Cayman Islands. Authorisation Code : 473362491507 www.verify.gov.ky 13 March 2025